Exhibit 10.1

Jeff Thachuk
1120 Martin St.
White Rock, BC
V4B 3V7

May 15, 2007

InsightfulMind Learning, Inc.
#300 – 1055 W. Hastings St.
Vancouver, BC
V6E 2E9

Re: Letter of Engagement

Dear Board of Directors:

This letter is to confirm my understanding of the terms and objectives of my engagement as Chief Executive Officer of InsightfulMind Learning, Inc. (the “Corporation”).

Since the Corporation’s inception, as Chief Executive Officer, I have been responsible for the general design and development of the business, including business direction, and all editorial work. I shall continue with this responsibility. Additionally, since inception, I have been responsible for the overall administration of the Corporation, and I shall continue with this responsibility as well.

I report directly to the Board of Directors, and submit to them, for their review and approval, designs and plans covering all aspects of the Corporation’s business direction and development, as well as its administration.

As Chief Executive Officer, I dedicate approximately 10 hours per week to the business of the Corporation, and shall continue to do so. As part of the Corporation’s recently adopted Internal Control Plan, on a monthly basis, I submit to the Board of Directors, for their review and approval, summaries and details of the time I spend performing my duties.

The compensation I receive to serve as Chief Executive Officer is a salary of CDN $3,000 per month. I agree to the accrual of this salary until the Board of Directors determines otherwise.

Sincerely,

JEFF THACHUK
Jeff Thachuk
Chief Executive Officer
InsightfulMind Learning, Inc.

ACCEPTED by the Board of Directors of InsightfulMind Learning, Inc., June 15, 2007:

JEFF THACHUK	RAVEN KOPELMAN
Jeff Thachuk	Raven Kopelman

KEN BOGAS	DAVE HOLMES
Ken Bogas	Dave Holmes